MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS SECOND QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended June 30, 2008, of $5,427,000, or $0.20 per common share, as compared to net income available for common shareholders of $5,628,000, or $0.22 per common share, for the second quarter of 2007. In the second quarter of 2007, Mid-America recorded total gains of $3,669,000 from the disposition of two properties and a small land parcel; without these gains, net income available per common share in the second quarter of 2007 would have been $0.08.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $27,828,000, or $0.95 per share/unit, for the second quarter of 2008, as compared to $23,396,000, or $0.84 per share/unit, for the same quarter of 2007, a strong per share/unit increase of 13%.  Second quarter 2008 FFO per share/unit was at the mid-point of Mid-America’s guidance. Results for 2007 include FFO of $226,000, or $0.01 per share/unit, of gain from the sale of excess land. Excluding this, the increase in FFO per share/unit for 2008 was 14%.

For the six months ended June 30, 2008, net income available for common shareholders was $9,890,000, or $0.38 per common share, as compared to $13,461,000, or $0.53 per common share, for the six months ended June 30, 2007. In the first six months of 2007, Mid-America recorded gains from the disposition of two properties, the sale of land, gains from the sale of joint venture assets and an incentive fee totaling $10,017,000; without these gains, net income available per common share for the six months ended June 30, 2007 would have been $0.14.

For the six months ended June 30, 2008, FFO was $54,810,000, or $1.91 per share/unit, compared to $47,488,000, or $1.70 per share/unit, for the six months ended June 30, 2007, a per share/unit increase of 12%. Results for 2007 include FFO of $0.04 per share/unit of incentive fee from the sale of Mid-America’s interest in a joint venture property and $0.01 per share/unit from the sale of excess land. Excluding this, the increase in FFO per share/unit for 2008 was 15%.

A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Second Quarter Highlights:
•	Continued strength in operations and favorable interest rates helped to generate a strong 13% increase in FFO per share/unit over the same quarter a year ago.
•	FFO per share/unit of $0.95 was the highest second quarter result in Mid-America’s history.
•	Same store net operating income increased 3.6% over the same quarter in the prior year.
•	Physical occupancy at the end of the first quarter for the same store portfolio was a strong 95.0%. This compares to 95.3% in the same quarter a year ago.
•	Leasing concessions declined 53% on a same store basis compared to the same quarter a year ago.
•	The number of residents moving out to purchase a house declined by 21% on a same store basis as compared to the same quarter a year ago dropping to 25% of total turnover, from 31% a year ago.
•	Mid-America acquired one wholly-owned property in lease-up during the quarter.
•	Mid-America completed the renovation and repositioning of 1,100 apartments in the second quarter of 2008 with rent increases averaging 13%.
•	Mid-America’s fixed charge coverage ratio for the quarter reached a record high 2.52, up from 2.20 for the second quarter of 2007.

Acquisitions: Another High-End Property Added to Portfolio
On May 21, 2008, Mid-America purchased Providence at Brier Creek, a new 313-unit apartment community that was just completed in 2007.  The property is located in the affluent Brier Creek Planned Urban Development sub-market of Raleigh, NC with close proximity to the Research Triangle Research Office Park.  This high quality community with large floor plans, resort style amenities and unit garages continues to up-grade the quality and long-term earnings outlook of the Mid-America portfolio.

Mid-America is conducting due diligence on three additional acquisition prospects for 100% ownership which are all currently under contract. Should negotiations be successful, closings are anticipated in the third or fourth quarters.

Dispositions: Four Properties Targeted
Four properties which are located in Greensboro, NC; Memphis, TN; Grenada, MS; and Atlanta, GA, totaling 990 apartments with an average age of 26 years, have been targeted for disposition, with marketing commencing in late July. Anticipated proceeds are $40 million to $45 million, with an approximate sales cap rate of 6½%.

New Development: Initial Leasing Started at Copper Ridge
St. Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) are scheduled for completion in late 2008 with initial leasing and occupancy already beginning at Copper Ridge. We anticipate that the first units at St. Augustine II will be available for lease in the third quarter of 2008.

Brier Creek II (200 apartments completed in the fourth quarter of 2007, in Raleigh, NC) was 81% occupied at quarter end and the property is scheduled to stabilize in the fourth quarter of 2008.

Property Redevelopment: Expanding and Generating Strong Investment Returns
Redevelopment of 1,932 apartment units was completed in the first half of 2008, at an average cost of $4,672 per unit, compared to 2,075 units redeveloped at $5,452 per unit for all of 2007. The average monthly rent increase achieved on the renovated apartments in the first six months of 2008 was $88, representing a 12% increase from the average rent level of non-renovated apartments. Mid-America anticipates completing the redevelopment of approximately 3,000 apartments this year with a total investment of $14 million. Mid-America also anticipates undertaking exterior repositioning projects at select communities in the second half of 2008, totaling approximately $2 million.

Operating Results: Continued Strength and Stable Outlook
Eric Bolton, Chairman and CEO, said: “Our investment strategy focused on the high-growth Sunbelt region, diversified across markets providing a solid mix of growth and stability continues to generate good performance.  Mid-America’s second quarter FFO result is a record for any second quarter in our company’s history.  The long-term outlook for solid employment conditions throughout our markets, low levels of new apartment construction, and less pressure from the single-family housing market, all combine to support what we believe will be stable operating fundamentals over the balance of this year and more robust conditions in 2009.  Our expectation of steady positive performance is further supported by Mid-America’s limited exposure to those markets that are under pressure from an excess supply of condominiums and single family homes.

"As a result of continued weakness in new employment trends and steady pressure from rising fuel prices and inflation worries, some moderation in leasing traffic was evident in June as compared to the very strong leasing conditions of a year ago.  As a result, we believe it is likely that rent growth performance will moderate slightly over the balance of the year and are now forecasting that same store net operating income growth in 2008 will range 3.0% to 3.5%, a modest downward adjustment to our earlier forecast.  Fortunately, we are seeing these same conditions lead to lower than previously projected interest expense which, when coupled with lower expected administrative costs, should largely offset this pressure.

"As anticipated, we are seeing evidence that the environment for making attractive acquisitions is improving.  We are excited about the improving and growing prospects to generate higher returns from our operating platform through additional property investments.  In addition, we have approximately $50 million of new development and redevelopment projects underway and expect to capture steady new value growth from these initiatives, as well as our three new properties in lease-up.  Mid-America’s balance sheet is in terrific shape and very well positioned to take advantage of the improving opportunities to capture accretive new growth.”

Simon Wadsworth, Executive Vice-President and CFO, said: “We continue to benefit from a strong balance sheet and a relatively benign interest rate environment. Our record fixed charge coverage of 2.52, one of the best dividend payout ratios in the apartment REIT sector, and very limited development funding obligations place us in a strong financial position. We further strengthened our balance sheet by raising $64 million of new common equity, net of costs, through the sale of 1.18 million shares during the second quarter. At quarter end, we had $309 million of unused debt capacity at existing spreads, of which only $75 million is committed to planned refinancings. Because of the improved opportunities for making attractive acquisitions and its relatively attractive pricing, we have no present plans to call the 8.30% Series H Cumulative Redeemable Preferred Stock, or Series H Preferred.

"We have long-term credit agreements with Fannie Mae and Freddie Mac, under which credit spreads have been previously established, and anticipate no change in these arrangements. We are negotiating an expansion to our Freddie Mac credit agreement to fund our 2009 growth plans, and expect that new financings will reflect the new credit pricing environment.

"We have been successful in renewing our property and casualty insurance program effective July 1, 2008 with anticipated annual expense savings of approximately $1.3 million.”

Second Quarter 2008 Same Store Results: Continued Good Performance
Percent Change From Three Months Ended June 30, 2007 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent
High Growth	2.7%	0.3%	4.5%	-0.3%	2.1%
Growth & Income	1.5%	3.1%	0.4%	-0.6%	1.6%
Stable Income	2.3%	0.1%	3.7%	0.1%	1.7%
Operating Same Store	2.2%	1.3%	2.7%	-0.3%	1.8%
Total Same Store	2.6%	1.3%	3.6%

(1)
Revenue and net operating income, or NOI, by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income and an expanded discussion of the components of NOI can be found later in this release.

Same store revenue growth for the second quarter of 2008 was 2.6% compared to the second quarter of 2007, with ending physical occupancy of 95.0%. Effective occupancy, which takes into account apartment unit turnover during the quarter, increased to 94.6% from 94.0%. Revenue growth was particularly strong in our Texas, Carolina, and Tennessee markets. Same store lease concessions declined by 53% and dropped from 2.7% of net potential rent to 1.3%. Effective pricing was up 1.8% and average effective rent per unit now stands at $736. Unit turnover for the quarter declined on an annualized basis to 65.2% in 2008 from 66.6% in 2007. The number of residents leaving to buy a house declined to 25.0% of move-outs from 30.8% in the second quarter of 2007, and the number leaving us to rent a house increased only slightly from 3.2% of move-outs to 4.3% (generating a total of only 241 move-outs).

Same store property expenses for the quarter increased by 1.3% compared to the prior year period. Property insurance costs dropped by 21%, reflecting the reduction in premiums effective July 1, 2007. Real estate tax expense increased by only 0.1% compared to the same quarter a year ago, but we expect the increase for the full year to be 5.5%.

NOI increased by 3.6% compared to the same quarter a year ago with continued solid performance in most of our markets.

Excluded from the same store group are seven properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same store performance which includes this seven-property group. Also excluded are the four disposition candidates.

Financing, Balance Sheet: Growing Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.52 for the second quarter of 2008, a record, compared to 2.20 for the same quarter a year ago, and above the apartment sector median. At quarter-end, debt was 50% of gross total assets, compared to 51% at the end of June last year, and Mid-America had approximately $309 million of unused debt capacity available.

In August, Mid-America has the opportunity to redeem the $155 million of the Series H Preferred that is currently outstanding. If called, Mid-America will take a non-cash charge of $5,127,000 ($0.18 per share/unit) to write-off the original issuance costs. Currently, Mid-America does not intend to redeem the Series H Preferred.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $7.2 million for the second quarter of 2008, approximately $0.24 per share/unit, resulting in adjusted funds from operations, or AFFO, of $0.71 per share/unit compared to AFFO of $0.62 per share/unit in the second quarter of last year. Total property capital expenditures on existing properties were $10.2 million, plus $5.2 million of expenditures on the redevelopment program for the second quarter. Year to date, total property capital expenditures on existing properties were $15.9 million, plus redevelopment expenditures of $9.2 million.

A reconciliation of AFFO to net income and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America declared a quarterly common dividend of $0.615 per share/unit payable on July 31, 2008, to holders of record on July 15, 2008.  This represents Mid-America’s 58th consecutive quarterly dividend to shareholders/unitholders.

2008 Forecast
Mid-America’s management expects some moderation in property performance for the balance of the year, offset by lower interest rates and administrative expense. An increase in the number of common shares outstanding resulting from equity sales will modestly dilute FFO per share/unit, and as a result Mid-America has trimmed its forecast for 2008 FFO per share/unit back by $0.03 to its initial guidance at the beginning of the year, a range of $3.65 to $3.85 per share/unit for the full year. The mid-point of Mid-America’s FFO per share/unit forecast represents a strong 6% growth rate. FFO per share/unit for the third quarter is projected to be in a range of $0.84 to $0.94, and for the fourth quarter to be in a range of $0.89 to $0.99.

Management is moderating slightly its forecast for same store performance for the balance of the year, and anticipates for the full year that same store revenues will now grow in a range of 2¾% to 3¼%, and same store NOI to grow in a range of 3% to 3½%.  Offsetting this modest reduction in same store NOI are reductions in interest expense due to lower than expected interest rates and lower administrative costs. Job growth and employment conditions, while moderating from 2007 performance, continue to reflect positive momentum and with the expectation of only modest delivery of new apartment supply, overall net positive absorption of apartment housing is expected to continue in Mid-America’s markets.  Additionally, most of Mid-America’s markets and submarkets have experienced only limited competition from rentals of over-supplied condominiums and single family houses over the last few years.
Management projects $150 million to $200 million of wholly-owned acquisitions, $100 million to $150 million of acquisitions in Fund I, and $40 million to $45 million of dispositions for all of 2008.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss second quarter results and 2008 prospects on Friday, August 1, 2008, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 41,633 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors,
•	inability to acquire funding through the capital markets,
•	inability to pay required distributions to maintain REIT status due to required debt payments,
•	changes in variable interest rates,
•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets,
•	unexpected capital needs,
•	significant disruption in the credit markets, including the inability of Fannie Mae and Freddie Mac to continue as major suppliers of debt financing for multi-family housing and for Mid-America,
•	increasing real estate taxes and insurance costs,
•	losses from catastrophes in excess of our insurance coverage
•	inability to meet loan covenants,
•	inability to attract and retain qualified personnel,
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into Mid-America,
•	inability to timely dispose of assets,
•	potential liability for environmental contamination,
•	litigation and compliance costs associated with laws requiring access for disabled persons,
•	inability of a joint venture to perform as expected,
•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status,

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Property revenues	$ 92,773	$ 86,779	$ 184,889	$ 171,736
Management and fee income, net	61	-	89	34
Property operating expenses	(38,680)	(36,469)	(76,296)	(71,415)
Depreciation	(22,420)	(21,108)	(44,688)	(42,396)
Property management expenses	(4,387)	(4,380)	(8,645)	(8,793)
General and administrative	(2,831)	(2,556)	(5,751)	(5,228)
Income from continuing operations before non-operating items	24,516	22,266	49,598	43,938
Interest and other non-property income	116	51	224	145
Interest expense	(15,145)	(16,034)	(31,479)	(32,048)
Loss on debt extinguishment	-	(52)	-	(52)
Amortization of deferred financing costs	(486)	(574)	(1,114)	(1,135)
Incentive fee from real estate joint ventures	-	-	-	1,019
Net gains on insurance and other settlement proceeds	416	332	544	842
Gains (loss) on sale of non-depreciable assets	-	226	(3)	226
Income from continuing operations before minority interest and
investments in real estate joint ventures	9,417	6,215	17,770	12,935
Minority interest in operating partnership income	(513)	(763)	(1,045)	(1,801)
(Loss) gains from real estate joint ventures	(199)	(51)	(282)	5,329
Income from continuing operations	8,705	5,401	16,443	16,463
Discontinued operations:
Income from discontinued operations	-	274	-	536
(Loss) gains on sales of discontinued operations	(61)	3,443	(120)	3,443
Net income	8,644	9,118	16,323	20,442
Preferred dividend distribution	(3,217)	(3,490)	(6,433)	(6,981)
Net income available for common shareholders	$ 5,427	$ 5,628	$ 9,890	$ 13,461

Weighted average common shares - Diluted	26,727	25,464	26,242	25,377
Net income per share available for common shareholders	$0.20	$0.22	$0.38	$0.53

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$ 8,644	$ 9,118	$ 16,323	$ 20,442
Depreciation of real estate assets	22,006	20,781	43,967	41,752
Net gains on insurance and other settlement proceeds	(416)	(332)	(544)	(842)
Gain on dispositions within real estate joint ventures	(38)	-	(38)	(5,387)
Depreciation of real estate assets of discontinued operations (1)	-	(1)	-	132
Loss (gains) on sales of discontinued operations	61	(3,443)	120	(3,443)
Depreciation of real estate assets of real estate joint ventures	275	-	370	14
Preferred dividend distribution	(3,217)	(3,490)	(6,433)	(6,981)
Minority interest in operating partnership income	513	763	1,045	1,801
Funds from operations	27,828	23,396	54,810	47,488
Recurring capital expenditures	(7,171)	(6,106)	(11,038)	(9,064)
Adjusted funds from operations	$ 20,657	$ 17,290	$ 43,772	$ 38,424

Weighted average common shares and units - Diluted	29,146	27,951	28,663	27,865
Funds from operations per share and unit - Diluted	$0.95	$0.84	$1.91	$1.70
Adjusted funds from operations per share and unit - Diluted	$0.71	$0.62	$1.53	$1.38

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		June 30,	December 31,
		2008	2007
Assets
Real estate assets
Land		$ 222,669	$ 214,743
Buildings and improvements		2,113,992	2,044,380
Furniture, fixtures and equipment		60,694	55,602
Capital improvements in progress		32,938	12,886
Accumulated depreciation		(660,053)	(616,364)
Land held for future development		2,300	2,360
Commercial properties, net		7,910	6,778
Investments in and advances to real estate joint ventures		6,745	168
Real estate assets, net		1,787,195	1,720,553
Cash and cash equivalents		9,977	17,192
Restricted cash		3,833	3,724
Deferred financing costs, net		15,698	15,219
Other assets		20,554	23,028
Goodwill		4,106	4,106
Total assets		$ 1,841,363	$ 1,783,822

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,243,827	$ 1,264,620
Accounts payable		1,552	1,099
Accrued expenses and other liabilities		85,499	77,252
Security deposits		8,851	8,453
Total liabilities		1,339,729	1,351,424
Minority interest		31,481	28,868
Redeemable stock		2,238	2,574
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		274	257
Additional paid-in capital		920,762	832,511
Accumulated distributions in excess of net income		(438,251)	(414,966)
Accumulated other comprehensive income		(14,932)	(16,908)
Total shareholders' equity		467,915	400,956
Total liabilities and shareholders' equity		$ 1,841,363	$ 1,783,822

SHARE AND UNIT DATA (in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Weighted average common shares - Basic	26,599	25,288	26,113	25,188
Weighted average common shares - Diluted	26,727	25,464	26,242	25,377
Weighted average common shares and units - Basic	29,017	27,775	28,535	27,676
Weighted average common shares and units - Diluted	29,146	27,951	28,663	27,865
Common shares at June 30 - Basic	27,343	25,337	27,343	25,337
Common shares at June 30 - Diluted	27,469	25,510	27,469	25,510
Common shares and units at June 30 - Basic	29,749	27,820	29,749	27,820
Common shares and units at June 30 - Diluted	29,876	27,992	29,876	27,992

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.